PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES 2006 SECOND QUARTER RESULTS
CLEVELAND, OH — August 4, 2006 — OM Group, Inc. (NYSE: OMG) today announced its 2006 second quarter results.
Net sales for the three months ended June 30, 2006 were $330.2 million, compared to $314.7 million reported in the corresponding three-month period of 2005. Operating profit in the second quarter of 2006 was $58.4 million, 186 percent higher than the $20.4 million reported in the second quarter a year ago. Net income increased to $53.1 million, or $1.80 per diluted share, for the second quarter of 2006, up 369 percent from last year’s second quarter net income of $11.3 million, or $0.40 per diluted share.
As reported previously, the primary factors driving the company’s marked improvement in its second quarter results include the well-documented rise in base metal prices, particularly nickel; a lower-than-anticipated effective income tax rate for the quarter due to a higher proportion of the company’s income earned in low tax jurisdictions and favorable foreign currency impacts; and higher sales volumes in the company’s Specialties segment. In addition, the sale of OM Group’s investment in Weda Bay Minerals, Inc. in the 2006 period resulted in cash proceeds and a gain of $12.2 million, or $0.41 per diluted share.
Selling, general and administrative expenses increased to $31.6 million in the second quarter of 2006 from $20.2 million in the second quarter of 2005. Corporate expense for the second quarter of 2006 increased to $10.2 million from $0.5 million for the second quarter of 2005. Both increases were primarily due to $8.5 million of income in the second quarter of 2005 for the receipt of insurance proceeds related to the settled shareholder class action litigation and increased employee compensation expense in the second quarter of 2006 compared to a year ago.
In the second quarter of 2006, the average price of cobalt was $14.43 per pound compared with $15.03 per pound in the second quarter of 2005. The average price of nickel for the second quarter of 2006 was $9.09 per pound versus $7.44 per pound in the second quarter of 2005.
SIX-MONTH RESULTS
Net sales for the six months ended June 30, 2006 were $624.8 million, versus $666.6 million for the comparable period in 2005. Operating profit increased to $87.7 million for the 2006 six-month period versus $40.7 million for the year-earlier period. Net income was $71.3 million, or $2.42 per diluted share, for the first six months of 2006, versus $23.9 million, or $0.84 per diluted share, for the comparable period in 2005. The decrease in six-month net sales was primarily due to lower nickel sales volumes resulting from continued raw material feed shortages, partially offset by a higher average nickel price and revenue related to a toll refining agreement that began in the second half of 2005.
SG&A expenses increased slightly to $57.4 million, or 9.2 percent of sales, in the first six months of 2006 compared with $55.7 million, or 8.4 percent of sales, in the comparable period in 2005. Increased administrative expenses, due primarily to increased employee compensation costs and an additional $1.0 million reserve provided in the second quarter of 2006 against the note receivable from one of our joint venture partners in the Democratic Republic of Congo, were partially offset by decreased selling and technical expenses.

Operating activities provided cash of $79.6 million during the 2006 six-month period, versus $23.9 million for the comparable period in 2005. The increase was primarily due to the $47.4 million increase in net income in the first six months of 2006 compared with the first six months of 2005. In addition, the amount for the first six months of 2005 includes a cash outflow of $74.0 million for the settlement of the shareholder class action litigation, which was partially offset by the positive cash flow impact of a $53.3 million decrease in inventory at June 30, 2005 compared with December 31, 2004.
BUSINESS SEGMENT RESULTS
In the first quarter of 2006 the company realigned management responsibilities. As a result, the former Cobalt Group has been renamed the Specialties segment. The Electronic Chemicals business unit, formerly a component within the Nickel reportable segment, was realigned into the Specialties reportable segment. The corresponding information for 2005 has been reclassified to conform to the current year reportable segment presentation.
Specialties
The Specialties segment includes three business units: Advanced Organics, which produces products for the tire, coatings and inks, additive and chemicals markets; Inorganics, which produces products for the powder metallurgy, battery, ceramic and chemical markets; and Electronic Chemicals, which produces products for the semiconductor finishing, memory disk, general metal finishing and printed circuit board finishing markets. In the second quarter of 2006, net sales were $175.0 million and operating profit was $32.7 million compared with net sales of $148.4 million and operating profit of $10.2 million for the second quarter of 2005. The increase in net sales was due primarily to increased sales volumes, increased copper by-product sales and sales attributable to Plaschem, which was acquired in March 2006. These increases to net sales were partially offset by lower product selling prices caused by the decrease in cobalt reference prices in the second quarter of 2006 compared with the second quarter of 2005 and a shift in product mix.
Nickel
The Nickel segment includes nickel-based products. For the second quarter of 2006, net sales were $171.8 million and operating profit was $35.9 million versus net sales of $178.9 million and operating profit of $10.6 million for the second quarter of 2005. Net sales declined primarily due to lower nickel sales volumes, partially offset by higher average nickel sales prices and increased revenue from toll refining activities. The operating profit increase was primarily due to a higher average nickel price, and realized and unrealized gains related to nickel hedging transactions.
OUTLOOK
“Clearly, we are pleased with the company’s financial performance in the second quarter and first half of the year,” stated Joseph Scaminace, chairman and chief executive officer. “We are especially pleased with the company’s ability to generate significant cash from operations, which is a key metric we use to track our progress.”
“Our focus on operational excellence and financial discipline is paying off,” Scaminace said. “And, while we look to add to this performance in the second half of the year, we are well-aware that a significant amount of work remains to be done to transform the company into a truly market-facing producer of value-added specialty materials.”
The company currently anticipates diluted earnings per share for the third quarter of 2006 to be in the range of $1.45 to $1.65. This projection is based on an average cobalt price of $13.50, an average nickel price of $11.35, the Euro at $1.28 and the Australian dollar at $0.75. As previously announced, given the company’s exposure to metal price volatility and other variables in its existing business model, the company will no longer give full year guidance. Therefore, the expectations expressed above do not represent an indication of the company’s future quarterly financial performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at http://www.omgi.com.
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For more information, contact: Greg Griffith, vice president, corporate affairs and investor relations at 216-263-7455.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2006	2005
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$168,477	$114,618
Accounts receivable	150,738	128,278
Inventories	307,869	304,557
Advances to suppliers	17,047	5,503
Other current assets	63,830	52,152

Total current assets	707,961	605,108

Property, plant and equipment, net	364,140	369,129
Goodwill	182,688	179,123
Notes receivable from joint venture partner	24,179	25,179
Other non-current assets	47,167	41,734

Total assets	$1,326,135	$1,220,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$5,750
Accounts payable	136,748	103,397
Other current liabilities	72,589	58,892

Total current liabilities	209,337	168,039

Long-term debt	403,256	416,096
Minority interests	37,630	36,994
Other non-current liabilities	64,557	62,611

Total stockholders’ equity	611,355	536,533

Total liabilities and stockholders’ equity	$1,326,135	$1,220,273

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2006	2005	2006	2005
Net sales	$330,164	$314,709	$624,773	$666,641
Cost of products sold	240,131	274,136	479,646	570,217

Gross profit	90,033	40,573	145,127	96,424
Selling, general and administrative expenses	31,616	20,169	57,441	55,739

Income from operations	58,417	20,404	87,686	40,685

Other income (expense), net	3,847	(7,881)	(1,888)	(17,211)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	62,264	12,523	85,798	23,474
Income tax expense	(7,511)	(3,090)	(13,488)	(5,791)
Minority interest share of (income) loss	(1,239)	1,041	(636)	4,571

Income from continuing operations before cumulative effect of change in accounting principle	53,514	10,474	71,674	22,254
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(399)	841	(673)	1,625

Income before cumulative effect of change in accounting principle	53,115	11,315	71,001	23,879
Cumulative effect of change in accounting principle	—	—	287	—
Net income	$53,115	$11,315	$71,288	$23,879

Net income (loss) per common share — basic:
Continuing operations	$1.82	$0.37	$2.44	$0.78
Discontinued operations	(0.01)	0.03	(0.02)	0.06
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income	$1.81	$0.40	$2.43	$0.84

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.81	$0.37	$2.43	$0.78
Discontinued operations	(0.01)	0.03	(0.02)	0.06
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income	$1.80	$0.40	$2.42	$0.84

Weighted average shares outstanding
Basic	29,319	28,473	29,316	28,463
Assuming dilution	29,489	28,519	29,412	28,545

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Six Months Ended June 30,
(In thousands)	2006	2005
Operating activities
Net income	$71,288	$23,879
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	673	(1,625)
Income from cumulative effect of change in accounting principle	(287)	—
Depreciation and amortization	24,427	24,640
Other non-cash items	(13,696)	(7,454)
Changes in operating assets and liabilities
Accounts receivable	(18,315)	22,143
Inventories	(1,500)	53,331
Advances to suppliers	(11,544)	16,191
Accounts payable	30,615	(26,552)
Shareholder litigation	—	(74,000)
Other, net	(2,069)	(6,610)

Net cash provided by operating activities	79,592	23,943

Investing activities
Expenditures for property, plant and equipment	(11,698)	(8,735)
Other investing activities	1,876	4,534

Net cash used for investing activities	(9,822)	(4,201)

Financing activities
Payments of long-term debt	(17,250)	(2,875)
Payments of revolving line of credit	—	(49,872)
Proceeds from revolving line of credit	—	49,872
Proceeds from exercise of stock options	345	117

Net cash used for financing activities	(16,905)	(2,758)

Effect of exchange rate changes on cash	2,742	(1,605)

Cash and cash equivalents
Increase from continuing operations	55,607	15,379
Discontinued operations — net cash used for operating activities	(1,748)	(4,722)
Balance at the beginning of the year	114,618	26,779

Balance at the end of the year	$168,477	$37,436

OM Group, Inc. and Subsidiaries
Unaudited Business Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005
Net Sales
Specialties	$174,972	$148,405	$319,509	$320,871
Nickel	171,760	178,851	341,214	376,791
Intercompany sales between segments:
Specialties	184	(174)	(1,906)	(484)
Nickel	(16,752)	(12,373)	(34,044)	(30,537)

	$330,164	$314,709	$624,773	$666,641

Income (loss) from operations
Specialties	$32,692	$10,231	$52,346	$21,492
Nickel	35,902	10,637	53,708	36,476
Corporate	(10,177)	(464)	(18,368)	(17,283)

	$58,417	$20,404	$87,686	$40,685